Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Reports FY2009 Fourth Quarter and Year End Financial Results

EXTON, PA - (PR Newswire-First Call) - July 29, 2009 - NASDAQ: WPCS - News)  - WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for communications infrastructure, today announced  financial results for its fourth quarter and year end April 30, 2009. For the fourth quarter ended April 30, 2009, WPCS reported revenue of $24.7 million compared to $26.7 million a year ago and  net income was $293,000 or $0.04 per diluted share compared to net income of $921,000 or $0.13 per diluted share for the same period in the prior year. For the fiscal year ended April 30, 2009, WPCS reported revenue of $107.1 million compared to $101.4 million during the fiscal year ended April 30, 2008, which represents a 6% increase. Net income for fiscal year ended April 30, 2009 was $1.7 million or $0.23 per diluted share compared to $4.1 million or $0.52 per diluted share for the same period in the prior year.

“We were pleased with the company’s ability to remain profitable during fiscal year 2009, despite the challenging global economic conditions,” stated Andy Hidalgo, CEO of WPCS.  “We remain committed to controlling the company’s cost structure and maintaining a strong working capital position while investing in our growth initiatives. The company continues to maintain a healthy balance sheet with $21.0 million in working capital, $5.6 million in credit line borrowing and $6.4 million in cash. In addition, the credit line borrowing to working capital ratio remains strong at 27%. For the year ended April 30, 2009, revenue segmentation was approximately 32% wireless communication, 15% specialty construction and 53% electrical power. The consolidated gross margin for the year was 27%. As of April 30, 2009, WPCS had approximately $38 million of backlog and a $169 million bid list. We continue to focus on targeting markets such as public services, healthcare, energy and international. These markets are displaying resiliency against an adverse economic climate. The management team remains optimistic in achieving our financial objectives for the current fiscal year.”

WPCS is reiterating guidance for its fiscal year 2010 ending April 30, 2010, of approximately $112 million in revenue and net income within a range of $2.2 million to $2.4 million. The fully diluted earnings per share is estimated to be within a range of $0.31 to $0.34 for the year. As a reminder, there will be an investor conference call at 5:00 pm ET today. To participate on the conference call, please dial 888-299-4099 for calls within the U.S. and 302-709-8337 for calls from international locations. Upon reaching the operator, verbally transmit the participant code VH85435. Andy Hidalgo, CEO of WPCS, will be discussing the company’s financial results, market conditions and strategic development. When the overview concludes, your questions can be asked by pressing *1 and your questions can be removed from the queue by pressing the number sign. Replays of the conference call will be available for a period of five days by dialing 402-220-2946 and using 85435 # as the pass code.

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com ..

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements.

Contact:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	April 30,		April 30,
	2009	2008	2009	2008

REVENUE	$24,742,726	$26,707,999	$107,101,360	$101,431,128

COSTS AND EXPENSES:
Cost of revenue	18,358,718	19,239,593	78,334,115	73,084,310
Selling, general and administrative expenses	5,265,210	5,150,992	23,052,464	19,302,773
Depreciation and amortization	623,944	782,399	2,578,824	2,398,603

Total costs and expenses	24,247,872	25,172,984	103,965,403	94,785,686

OPERATING INCOME	494,854	1,535,015	3,135,957	6,645,442

OTHER EXPENSE (INCOME):
Interest expense	87,258	145,497	421,022	522,984
Interest income	(2,792)	(74,865)	(53,947)	(511,122)
Minority interest	(26,809)	(58,996)	108,228	(22,115)

INCOME BEFORE INCOME TAX PROVISION	437,197	1,523,379	2,660,654	6,655,695

Income tax provision	143,787	602,463	989,027	2,577,348

NET INCOME	$293,410	$920,916	$1,671,627	$4,078,347

Basic net income per common share	$0.04	$0.13	$0.23	$0.58

Diluted net income per common share	$0.04	$0.13	$0.23	$0.52

Basic weighted average number of common shares outstanding	6,942,266	7,218,643	7,131,967	7,090,789

Diluted weighted average number of common shares outstanding	6,942,266	7,264,688	7,154,285	7,848,341

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	April 30,	April 30,
ASSETS	2009	2008

CURRENT ASSETS:

Cash and cash equivalents	$6,396,810	$7,449,530
Accounts receivable, net of allowance of $155,458 and $98,786 at April 30, 2009 and April 30, 2008, respectively	25,662,784	29,092,488
Costs and estimated earnings in excess of billings on uncompleted contracts	5,229,043	3,887,152
Inventory	2,481,383	2,791,782
Prepaid expenses and other current assets	1,674,952	1,002,993
Prepaid income taxes	295,683	122,342
Deferred tax assets	70,413	35,939
Total current assets	41,811,068	44,382,226

PROPERTY AND EQUIPMENT, net	6,668,032	6,828,162

OTHER INTANGIBLE ASSETS, net	1,983,879	2,929,937

GOODWILL	32,549,186	28,987,501

OTHER ASSETS	132,948	820,315

Total assets	$83,145,113	$83,948,141

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (continued)

LIABILITIES AND SHAREHOLDERS' EQUITY	April 30,	April 30,
	2009	2008

CURRENT LIABILITIES:

Current portion of loans payable	$89,210	$1,272,112
Borrowings under line of credit	5,626,056	750,000
Current portion of capital lease obligations	96,001	91,491
Accounts payable and accrued expenses	8,997,296	9,305,791
Billings in excess of costs and estimated earnings on uncompleted contracts	2,511,220	3,602,422
Deferred revenue	507,650	602,560
Due to shareholders	2,951,008	2,300,083
Total current liabilities	20,778,441	17,924,459

Borrowings under line of credit	-	4,376,056
Loans payable, net of current portion	71,634	156,978
Capital lease obligations, net of current portion	151,425	215,780
Deferred tax liabilities	1,467,971	1,173,786
Total liabilities	22,469,471	23,847,059

Minority interest in subsidiary	1,440,078	1,331,850

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, none issued	-	-

Common stock - $0.0001 par value, 25,000,000 shares authorized, 6,942,266 and 7,251,083 shares issued and outstanding at April 30, 2009 and April 30, 2008, respectively	694	725
Additional paid-in capital	50,175,479	50,775,938
Retained earnings	9,381,189	7,709,562
Accumulated other comprehensive (loss) income on foreign currency translation	(321,798)	283,007

Total shareholders' equity	59,235,564	58,769,232

Total liabilities and shareholders' equity	$83,145,113	$83,948,141